EXHIBIT 99.1
Medical Properties Trust Announces Pricing of Public Offering of 12 Million Shares of Common Stock
BIRMINGHAM, Ala.—(BUSINESS WIRE)—Jan. 8, 2009—Medical Properties Trust, Inc. (the “Company”) (NYSE: MPW) announced that it has priced an underwritten public offering of 12 million shares of its common stock at $5.40 per share. The Company has granted the underwriters an option to purchase up to an additional 1.8 million shares within a 30-day period, to cover over allotments, if any. The Company estimates that the net proceeds from this offering, after underwriting discount and commissions and estimated offering expenses, will be approximately $60.1 million or approximately $69.3 million if the underwriters’ over-allotment option is exercised in full. J.P. Morgan Securities Inc. and UBS Investment Bank will serve as joint bookrunners for the offering, with Deutsche Bank Securities Inc., KeyBanc Capital Markets Inc., RBC Capital Markets, Keefe, Bruyette & Woods, Inc., and Stifel Nicolaus acting as co-managers.
The net proceeds of this offering will be used to repay borrowings outstanding under the Company’s revolving credit facilities.
The offering is expected to close on January 14, 2009, subject to customary closing conditions. All of the shares of common stock will be issued by the Company and will be issued under the Company’s currently effective shelf registration statement filed with the Securities and Exchange Commission (“SEC”).
This press release does not constitute an offer to sell or the solicitation of an offer to buy any shares of the Company’s common stock, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and a related prospectus supplement, which have or will be filed with the SEC. When available, the prospectus supplement and accompanying base prospectus may be obtained from either J.P. Morgan Securities Inc., National Statement Processing, Prospectus Library, 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245 (telephone: 718-242-8002), the offices of UBS Investment Bank, Attention: Prospectus Department, at 299 Park Avenue, New York, NY, 10171 (telephone: 212-821-3000) or by visiting the EDGAR database on the SEC’s web site at www.sec.gov.
About Medical Properties Trust, Inc.
Medical Properties Trust, Inc. is a Birmingham, Alabama, based self-advised real estate investment trust formed to capitalize on the changing trends in healthcare delivery by acquiring and developing net-leased healthcare facilities. These facilities include inpatient rehabilitation hospitals, long-term acute care hospitals, regional acute care hospitals, ambulatory surgery centers and other single-discipline healthcare facilities, such as heart hospitals and orthopedic hospitals.
The statements in this press release that are forward looking are based on current expectations and actual results or future events may differ materially. Words such as “expects,” “believes,” “anticipates,” “intends,” “will,” “should” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company or future events to differ materially from those expressed in or underlying such forward-looking statements, including without limitation: the Company’s ability to consummate this offering and the use of the proceeds therefrom; national and economic, business, real estate and other market conditions; the competitive environment in which the Company operates; the execution of the Company’s business plan; financing risks; the Company’s ability to attain and maintain its status as a REIT for federal income tax purposes; acquisition and development risks; potential environmental and other liabilities; and other factors affecting the real estate industry generally or healthcare real estate in particular. For further discussion of the facts that could affect outcomes, please refer to the “Risk factors” section of the Company’s Form 10-K for the year ended December 31, 2007 as updated by our subsequently filed Quarterly Reports on Form 10-Q and our other SEC filings. Except as otherwise required by the federal securities laws, the Company undertakes no obligation to update the information in this press release.
CONTACT: Medical Properties Trust Charles Lambert, 205-397-8897 Finance Director clambert@medicalpropertiestrust.com
Source: Medical Properties Trust, Inc.